Exhibit 99.1

News Release Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com
Belk, Inc. Reports Fiscal 2011 Results
•	Comparable Store Sales Increase 5.1 Percent

•	Net Income Climbs 90.2 Percent
CHARLOTTE, N.C., March 30, 2011 — Belk, Inc. today announced operating results for the fiscal year ended January 29, 2011.
Tim Belk, chairman and chief executive officer of Belk, Inc., said, “We had an outstanding year with significant increases in sales and profits. Our re-branding launch in the third quarter, combined with effective execution of other key merchandising, marketing and customer service strategies, produced excellent sales and margin growth.
“Along with gaining market share, we’re focused on the future as we make major investments in our company to assure long-term growth and success. These involve investing in our merchant organization, information technology and new departmental prototypes. We’re extremely proud of our talented team of more than 22,000 associates whose hard work and dedicated efforts last year enabled us to launch our new brand and at the same time produce outstanding results.”
Net Sales
Net sales for the 52-week period increased 5.0 percent to $3.51 billion compared to the prior-year period. On a comparable store basis, sales increased 5.1 percent. The increase was due to improved sales trends and strong results in the fourth quarter. The merchandise categories with the best sales performance for the year included shoes, cosmetics, men’s and home.
Net Income
Net income increased 90.2 percent to $127.6 million for the year compared to $67.1 million for the prior-year period. The increase was due primarily to higher sales and improved margins. The gross margin performance was the result of strong customer response to the company’s fashion and value offerings combined with disciplined inventory management. Net income excluding non-comparable items for the year was $127.4 million compared to $95.2 million for the prior year. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Store Expansions and Remodelings
Belk opened one new store during the year in Port Orange, Fla. and completed four store remodeling projects at Hamilton Place Mall, Chattanooga, Tenn., Hattiesburg, Miss., Tuscaloosa, Ala., and South Boston, Va. The company also continued its departmental
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expansion and remodeling program that included the completion of 16 shoe department expansions and remodels, 209 new denim shops and 19 fashion jewelry remodels.
Belk Declares Dividend, Announces Stock Buyback

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The company’s board of directors declared a regular dividend of $.55 per share for shareholders of record on March 30, 2011. The board also announced approval of an offer to repurchase up to 2,200,000 shares of the company’s common stock at a price of $33.70 per share. The company expects to launch the repurchase offer on or about April 18, 2011.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest privately owned mainline department store company with 305 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership. Its belk.com Web site offers a wide assortment of fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. To connect with Belk via its Facebook page, Fashion Buzz Twitter feed, mobile phone text message updates or by email, go to: http: //www.belk.com/getconnected.
Modern. Southern. Style.
Belk seeks to satisfy the modern Southern lifestyle like no one else, so that our customers get the fashion they desire and the value they deserve. Our vision is for the modern Southern woman to count on Belk first — for her, for her family, for life.
Important Information About The Tender Offer
This press release constitutes neither an offer to buy nor the solicitation of an offer to sell shares of Belk, as the planned tender offer by Belk has not been commenced. The solicitation and the offer to buy Belk’s common stock will only be made pursuant to an offer to purchase and related materials that Belk expects to begin mailing to its stockholders on or about April 18, 2011. On commencement of the tender offer, Belk will mail to its stockholders an offer to purchase and related materials, and will file its offer to purchase with the SEC on Schedule TO. Stockholders are urged to read these materials carefully because they will contain important information, including the terms and conditions of the offer. Stockholders may obtain for free the offer to purchase and other filed documents at the SEC’s website (when they become available) at www.sec.gov. These documents may also be obtained for free (when they become available) in the “SEC Filings” section of Belk’s website at www.belk.com.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words.
Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: general economic, political and business conditions, nationally and in our market areas; our ability to anticipate the demands of our customers for a wide variety of merchandise and services,
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including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores; the success and effectiveness of our re-branding; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business; our ability to correctly anticipate the appropriate levels of inventories during the year; our ability to manage our expense structure; our ability to identify opportunities to open new stores, or to remodel or expand existing stores; the efficient and effective operation of our distribution

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network and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to expand our eCommerce business through our updated and redesigned belk.com website, including our ability to meet the systems challenges of expanding and operating the website and our ability to efficiently operate our eCommerce fulfillment facility; our ability to realize the planned efficiencies from our acquisitions and effectively integrate and operate the acquired stores and businesses; the effectiveness of third parties in managing our outsourced business processes and our ability to comply with debt covenants which could adversely affect our capital resources, financial condition and liquidity and our ability to re-finance existing debt as necessary on acceptable terms.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
BELK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Fiscal Year Ended
	January 29,	January 30,
	2011	2010
(millions)
Revenues	$3,513.3	$3,346.3
Cost of goods sold (including occupancy, distribution and buying expenses)	2,353.5	2,271.9
Selling, general and administrative expenses	914.2	886.3
Gain on sale of property and equipment	6.4	2.0
Other asset impairment and exit costs	6.1	39.9
Pension curtailment charge	—	2.7

Operating income	245.9	147.5
Interest expense	(50.7)	(51.3)
Interest income	0.6	1.0

Income before income taxes	195.8	97.2
Income tax expense	68.2	30.1

Net income	$127.6	$67.1

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Fiscal Year Ended
	January 29,	January 30,
	2011	2010
(millions)
Net income	$127.6	$67.1
Gain on sale of property and equipment, net of income tax	(4.2)	(1.4)
Other asset impairment and exit costs, net of income tax	4.0	27.6
Pension curtailment charge, net of income tax	—	1.9

Net income excluding non-comparable items	$127.4	$95.2